Exhibit 10.24

AMENDMENT NO. 1

TO

AGREEMENT AND PLAN OF MERGER

This Amendment No. 1 to Agreement and Plan of Merger (this “Amendment”) is made and entered into as of September 30, 2005 by and among Concentra Operating Corporation, a Nevada corporation (“Buyer”), Island Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Buyer (“Buyer Sub”), and Beech Street Corporation, a Delaware corporation (“Beech”), as an amendment to the Agreement and Plan of Merger (the “Merger Agreement”) dated as of August 2, 2005, by and among Buyer, Buyer Sub and Beech. The parties hereto are sometimes hereinafter referred to collectively as the “Companies.” Buyer Sub and Beech are sometimes hereinafter referred to collectively as the “Constituent Corporations,” or individually as a “Constituent Corporation.”

RECITALS

WHEREAS, the Companies previously entered into the Merger Agreement, which provides for Buyer Sub to be merged with and into Beech, with Beech being the surviving corporation in such Merger.

WHEREAS, the Companies wish to amend the Merger Agreement in accordance with the terms hereof.

WHEREAS, the stockholders of Beech have approved this Amendment.

NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

AMENDMENT

1. Capitalized terms in this Amendment and not otherwise defined shall have the meaning given them in the Merger Agreement.

2. Section 3.1(c) the Merger Agreement is hereby deleted and amended in its entirety to read as follows:

“(c) Each share of Beech Series A voting common stock, $0.001 par value, outstanding immediately prior to the Effective Time (taking into account any shares, warrants or options that are vested or accelerated as a result of the Merger or the transactions contemplated hereby and exercised immediately prior to the Merger, but other than shares held by Beech, Buyer, Buyer Sub or any other subsidiary of Buyer or Beech, which shall be canceled as set forth in

Section 3.1(b) above) (“Series A Shares”) and each share of Beech Series B nonvoting common stock, $0.001 par value, outstanding immediately prior to the Effective Time (taking into account any shares, warrants or options that are vested or accelerated and exercised as a result of the Merger or the transactions contemplated hereby and exercised immediately prior to the Merger, but other than Series B Shares held by Beech, Buyer, Buyer Sub or any other subsidiary of Buyer or Beech, which shall be canceled as set forth in Section 3.1(b) above) (“Series B Shares,” and together with the Series A Shares, the “Shares,”) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive an aggregate amount in cash equal to (x) the Purchase Price plus the total amount of all exercise or conversion prices of the Option Shares held by the Former Optionholders (the “Aggregate Strike Price”) and less the Beech Merger Fees, (y) divided by the sum of (i) the number of Series A Shares, plus (ii) the number of Series B Shares, plus (iii) the number of Option Shares terminated and cancelled in accordance with Section 3.2(b) below, such amount payable to the holder thereof, without interest thereon, upon the surrender of the certificate formerly representing such Share and the submission of a Letter of Transmittal (as defined in Section 3.3(a)) corresponding to such Share in accordance with Section 3.3 of this Agreement; provided that an amount equal to seven and one-half percent (7.5%) of the Purchase Price (the “Indemnification Escrow Payment”) shall be held by an escrow agent to be mutually agreed by the parties (the “Escrow Agent”) as provided for in Section 10.1(c) hereof.”

3. Section 3.2 the Merger Agreement is hereby deleted and amended in its entirety to read as follows:

“3.2 Treatment of Stock Options and Warrants.

(a) Except as set forth in Section 3.2(b) below, Beech shall cause all issued and outstanding warrants, options or other similar rights (the “Options”) to acquire shares or capital stock or other equity securities of Beech (the “Option Shares”) to be canceled, exercised or terminated as of the Closing Date and immediately prior to the Effective Time. Buyer is not assuming or replacing any Options that have been granted or assumed by Beech under the Beech Street Corporation 1999 Stock Incentive Plan (the “1999 Stock Plan”), the Beech Street Corporation 1994 Restated Stock Incentive Plan (the “1994 Stock Plan”), the 1998 Stock Option Plan of Capp Care, Inc. (the “1998 Stock Plan”), the Capp Care, Inc. 1988 Stock Option Plan and 1988 Nonstatutory Stock Option Plan (the “1988 Stock Plan”), or otherwise (the 1999 Stock Plan, the 1994 Stock Plan, the 1998 Stock Plan and the 1988 Stock Plan collectively referred to herein as, the “1999 Stock Plan”).

(b) Each holder of Options (“Optionholder”) who has not elected to exercise his or her Options prior to the Effective Time and who enters into an option cancellation and net cash payment agreement, in the form of Exhibit “B” hereto, prior to the Effective Time (the “Cancellation Agreement” and such Optionholder executing a Cancellation Agreement, a “Former Optionholder”), shall be entitled to receive at the Effective Time, for each Option Share, whether vested or unvested, exercisable or unexercisable, the amount equal to the difference between (i) such Former Optionholder’s pro rata portion of the Purchase Price (less the Beech Merger Fees) calculated as if such Former Optionholder had exercised his or her Options for such Option Shares immediately prior to the Effective Time, and (ii) the exercise or conversion price for that Option Share pursuant to the agreement covering the Option (the “Strike Price”); provided that such Former Optionholder’s pro rata portion of the Indemnification Escrow Payment shall be held by the Escrow Agent as provided for in Section 10.1(c) hereof and subject to any applicable amounts required to be withheld by an employer under any provision of federal, state, local or foreign law with respect to Taxes (as defined in Section 5.15(k)) (“Withholding Taxes”). Upon receipt of the executed Cancellation Agreement and immediately following the Effective Time, Buyer hereby agrees to cause the Former Optionholder’s pro rata portion of the Purchase Price (less the Beech Merger Fees) to be paid to the Former Optionholders via the Payment Agent less the pro rata portion of the Indemnification Escrow Payment, and less, to the extent applicable, any Withholding Taxes.”

4. Section 3.3(a) of the Merger Agreement is hereby deleted and amended in its entirety to read as follows:

“(a) Immediately following the Effective Time, each record holder (a “Stockholder”) of any certificate or certificates representing Shares (the “Certificates”) shall be entitled to surrender his or her Certificates to the Buyer for cancellation, together with a corresponding letter of transmittal duly executed by the relevant Stockholder in the form of Exhibit “C” hereto (each such letter, a “Letter of Transmittal”), in exchange for the payment of such Stockholder’s pro rata portion of the Purchase Price (less the Beech Merger Fees) less his or her pro rata portion of the Indemnification Escrow Payment less to the extent applicable any amounts required to be withheld under any provision of federal, state, local or foreign law with respect to Taxes (as defined in Section 5.15(k)), and Buyer hereby agrees to cause the Payment Agent to pay such amount to such person at such time. If any Stockholder shall fail to surrender his or her Certificates immediately following the Effective Time in the manner prescribed in the foregoing sentence, Buyer shall cause the Payment Agent to send to such Stockholder on or prior to the date that is six (6) months after the Closing Date notice of the Merger and instructions for use in effecting the surrender of the Certificates following the Effective Time, and the holder of such Certificate shall be entitled to receive in exchange therefor solely such Stockholder’s pro rata portion of the Purchase Price (less the Beech Merger Fees) less his pro rata portion of the Indemnification Escrow Payment if such escrowed amount has not already been released in accordance with this Agreement, and less to the extent applicable any amounts required to be withheld under any provision of federal, state, local or foreign law with respect to Taxes, and such Certificate shall forthwith be canceled. No interest shall be paid or accrued for the benefit of the

Stockholders on the consideration payable upon the surrender of the Certificates. Notwithstanding anything to the contrary in this Agreement, it shall be a condition of payment to any Stockholder that the Certificate surrendered by him or her shall be accompanied by a corresponding Letter of Transmittal.”

5. Section 3.6(a)(ii) of the Merger Agreement is hereby deleted and amended in its entirety to read as follows:

“(ii) Share Certificates. Certificates, Letters of Transmittal corresponding to such Certificates, certificates representing all of the outstanding shares of stock of Beech’s subsidiaries (other than Beech Street Corporation, a California corporation, “Beech California”) and any Cancellation Agreements executed and delivered by the Former Optionholders.”

6. Section 3.6(a)(iii) the Merger Agreement is hereby deleted and amended in its entirety to read as follows:

“(iii) Resignations. Resignations of all officers and all directors of Beech and its subsidiaries.”

7. Section 3.6(a)(ix) of the Merger Agreement is hereby deleted in its entirety.

8. Section 3.6(b) of the Merger Agreement is hereby deleted and amended in its entirety to read as follows:

“(b) At the Closing, Buyer shall cause the Payment Agent to deliver to the Stockholders and Former Optionholders the aggregate Purchase Price, less the Beech Merger Fees, the amount of the Indemnification Escrow Payment and any applicable Withholding Taxes, subject to and in accordance with Sections 3.2, 3.3 and 3.9.”

9. Sections 3.6(e) and 3.6(f) of the Merger Agreement are hereby deleted and amended in their entirety to read as follows:

“(e) At the Closing, the Payment Agent shall deliver to UBS Securities LLC any portion of the fee payable under that certain Letter Agreement dated May 1, 2005, between Beech and UBS Securities LLC, that was not previously paid by Beech or by Buyer on Beech’s behalf pursuant to Section 3.9(b).

(f) At the Closing, the Payment Agent shall deliver to Morrison & Foerster LLP and Ropes & Gray LLP all amounts payable with respect to services through the Closing Date that have not previously been paid by Beech or by Buyer on Beech’s behalf pursuant to Section 3.9(b).”

10. Section 3.6 of the Merger Agreement is hereby amended to add the following:

“(g) Copies of resolutions of the meeting of stockholders of Beech (or written consent in lieu thereof), certified by a Secretary, Assistant Secretary or other appropriate officer of Beech, approving payments subject to 280(g) of the Code that constitute excess parachute payments, that complies with U.S. Treasury regulation section 1.280(g)-1 Q&A 7.”

11. Section 3.8 of the Merger Agreement shall be amended to replace each instance of “Stockholders” with “Stockholders and Former Optionholders”.

12. The following shall be added as Section 3.9 of the Merger Agreement:

“3.9. Payment Agent.

(a) Prior to the Effective Time, Buyer shall designate a bank or trust company reasonably satisfactory to Beech to act as agent (the “Payment Agent”) for the Stockholders and Former Optionholders in connection with the Merger. Immediately prior to the Effective Time, Buyer shall deposit, or cause to be deposited, in trust with the Payment Agent, (i) cash in the aggregate amount sufficient for the payment of the Purchase Price, less any applicable Withholding Taxes (such amounts, the “Net Consideration”), and (ii) the Indemnification Escrow Payment which shall be deposited by the Payment Agent with the Escrow Agent.

(b) As soon as reasonably practicable after Buyer’s deposit of the Net Consideration pursuant to Section 3.9(a), the Payment Agent shall distribute the Net Consideration in the following manner and in the following order:

(i) First, the Payment Agent shall pay the following fees (collectively, the “Beech Merger Fees”), in each case solely in the amounts, and pursuant to the payment instructions, as notified by Beech to Buyer and the Payment Agent at least one (1) business day prior to the Closing (which payments shall include payments to Beech in respect of Beech’s prior payment of any Beech Merger Fees): (A) the fee set forth in Section 3.6(e); (B) the fees set forth in Section 3.6(f); (C) any fees related to HSR filings and consents not previously paid and the responsibility of Beech; (D) fees for the services of PricewaterhouseCoopers LLP to Beech through the Closing Date; and (E) the bonuses to be paid in the amounts and to the recipients identified on Schedule 3.9;

(ii) Second, the Payment Agent shall deliver the Deferred Amounts (as defined in Section 7.8 below) to a trustee designated by Beech to act as trustee for the benefit of the recipients indicated in the Schedule delivered to Buyer pursuant to Section 7.8; and

(iii) Third, the Payment Agent shall pay all amounts due to the Stockholders and Former Optionholders in accordance with the procedures, terms and conditions set forth in Sections 3.2 and 3.3 of the Merger Agreement.

(c) For the avoidance of doubt, the Companies’ use of the Purchase Price to pay the bonuses described in Section 3.9(b)(i)(E) shall not be deemed to be a breach by Beech of Sections 6.1, 6.3 or 6.9.

(d) Buyer shall be responsible for (i) payment of the fees and expenses of the Payment Agent and Escrow Agent, and (ii) withholding and remittance of the Withholding Taxes of the Compensation Recipients set forth on the schedule delivered to Buyer pursuant to Section 7.8.”

13. Section 6.1(e) of the Merger Agreement is hereby deleted and amended in its entirety to read as follows:

“Notwithstanding anything to the contrary herein, Beech shall be permitted to take the following actions: (i) pay cash dividends (subject to Section 6.9); (ii) terminate the consulting arrangement with Mulberry Street; (iii) terminate the lease of office space at 577 Mulberry Street, North Georgia; (iv) terminate or transfer the Aircraft Lease Agreement N620S between Key Corporate Capital, Inc. and Beech Street Corporation, dated December 4, 2003 (the “Airplane Lease”); and (v) change its tax status as contemplated by Section 7.9(a).”

14. The following shall be added to the last sentence of Section 6.3 of the Merger Agreement:

“; provided further, however, the parties acknowledge that Buyer and Beech have granted certain Optionholders the right to participate in the proceeds from the Merger pursuant to Section 3.2(b) above.”

15. Section 6.9 of the Merger Agreement is hereby deleted and amended in its entirety to read as follows:

“6.9 Debt Payment

As of the Closing (taking into account the payments to be made under Sections 3.6(e) and (f)), Beech shall have cash and cash equivalents equal to or in excess of all Debt. “Debt” means, without duplication, the aggregate amount of (i) all indebtedness of Beech or any of the subsidiaries (including the principal amount thereof or, if applicable, the accreted amount thereof and the amount of accrued and unpaid interest thereon), whether or not represented by bonds, debentures, notes or other securities or similar instruments for borrowed money, (ii) all obligations of Beech or any of the subsidiaries to pay rent or other payment amounts under a lease of real or personal property that is classified as a capital lease, (iii) all conditional sale obligations of and all obligations under any title retention agreements of Beech or any of the subsidiaries, (iv) any payment obligation of Beech or any of the subsidiaries under any interest rate swap agreement, forward rate agreement, interest rate cap or collar agreement or other financial agreement or arrangement entered into for the purpose of limiting or managing interest rate risks, (v) all indebtedness for borrowed money secured by any lien existing on property owned by Beech or any of the subsidiaries, whether or not indebtedness secured thereby shall have been assumed, (vi) all guaranties, endorsements, assumptions and other contingent obligations of Beech or any of the subsidiaries in respect of, or to purchase or to otherwise acquire, indebtedness for borrowed money of others the repayment of which is guaranteed by Beech or any of the subsidiaries, (vii) all other short-term and long-term liabilities of Beech or any of the subsidiaries for borrowed money, (viii) all change of control payments, bonuses or severance payments (whether evidenced by written agreement or otherwise) that are accelerated or owed as a result of the Merger or the consummation of the transactions contemplated hereby (excluding any amounts attributable to termination by Buyer or the Surviving Corporation of any person following the Merger), (ix) all payments owed for bonuses and sales commissions accrued by Beech or any of its subsidiaries as of the Closing Date but unpaid; (x) all Discretionary Bonuses evidenced in writing and owed to any Beech Employee but unpaid as of the Closing Date; (xi) any checks issued by Beech that have not cleared by the disbursing bank on or prior to the Closing Date; and (xii) all premiums, penalties and change of control payments required to be paid or offered in respect of any of the foregoing as a result of the consummation of the transactions contemplated by this Agreement, other than any such premiums, penalties and payments owed to Bill Hale under the Bill Hale Employment Agreement. “Discretionary Bonus” means any type of bonus that has been paid, within the discretion of Beech, to any Beech Employee in any of the past four (4) years.”

16. Article VII of the Merger Agreement shall be amended to add the following:

“7.8 Additional Information

On or prior to the date that is one (1) business day prior to the Closing Date, Beech shall provide Buyer with a true and accurate schedule containing the following information regarding each of the Stockholders and Former Optionholders : (a) name; (b) address; (c) number of Shares held (as applicable); (d) number of Options held (as applicable); (e) the Strike Price for each group of Options held (as applicable); (f) the pro rata portion of Net Consideration payable to such person pursuant to Section 3.2 in respect of Options (as applicable); (g) the pro rata portion of Net Consideration payable to such person pursuant to Section 3.1 in respect of Shares (as applicable); (h) the deferred compensation amounts of the Former Optionholders and recipients set forth in Schedule 3.9 (collectively, the “Compensation Recipients”); and (i) the amount of Withholding Taxes for each Compensation Recipient.

7.9 Taxes

(a) Termination of S Corporation Status

(i) Beech shall take all action necessary to cause Beech (i) to cease to be an S corporation (within the meaning of Sections 1361 and 1362 of the

Code) effective September 29, 2005 and (ii) to become a C corporation (as defined in Section 1361 of the Code) beginning September 30, 2005 through the Closing Date.

(ii) The parties agree that the termination of the status of Beech as an S corporation as described in Section 7.9(a)(i) shall not constitute a breach by Beech of the representation, warranties or covenants set forth in Sections 5.15(c), 5.15(f), 5.15(g), 6.1(a) or 6.1(c) of the Agreement.

(iii) Notwithstanding anything to the contrary, if Beech has not ceased to be treated as an S corporation prior to the Closing Date or is treated as ceasing to be an S corporation only by reason of the transactions contemplated by this Agreement, (A) the parties agree that any compensation deductions incurred by the cancellation of the Options shall be properly reported on the consolidated federal income Tax Return (and applicable foreign, state and local income Tax Returns) of Buyer for the taxable period that includes the Closing Date, and no party shall take any position inconsistent therewith in any Tax Return or Tax proceeding, (B) the provisions of Section 7.9(b) (other than Section 7.9(b)(i)) and Section 7.9(c) shall not apply and no additional payment shall be made by Buyer in respect of such deductions or any Tax benefit derived therefrom.

(b) Filing of Tax Returns

(i) The Representative shall prepare or cause to be prepared all federal, state, local or foreign income Tax Returns for Taxable periods ending on or prior to the Closing Date. Subject to Sections 7.9(a)(iii) or 7.9(b)(ii) and 7.9(b)(iii), whichever is applicable, all such Tax Returns shall be prepared in a manner consistent with existing procedures and practices for preparing such Tax Returns. At least thirty (30) days prior to the due date for the filing of any such Tax Return, the Representative shall provide a copy of such Tax Return to Buyer for Buyer’s review and comment. Buyer shall cause Beech to timely file all such Tax Returns after taking into account Buyer’s comments and shall provide a copy of such filed Tax Return to the Representative.

(ii) The Companies agree that any compensation deductions attributable to the cancellation of the Options pursuant to Section 3.2 shall be included in the federal income Tax Return of Beech for the Taxable period beginning on September 30, 2005 and ending as of the Closing Date (the “Short Period”).

(iii) With respect to the federal income Tax Return of Beech for the Short Period, the parties agree that any net operating loss for such Short Period (“Short Period NOL”) shall be carried back on such Tax Return, to the greatest extent possible, to the Taxable period of Beech ended December 31, 2004 (“2004 FIT Year”).

(c) Payment of Tax Refunds

(i) Within ten business days after its receipt of any Option Refund (as defined below), the Surviving Corporation shall notify the Representative and deposit into the Indemnification Escrow an amount equal to the lesser of (A) fifty percent (50%) of such Option Refund; (B) an amount equal to the federal taxable income of Beech allocated on IRS Schedules K-1 to the Stockholders for the taxable period beginning on January 1, 2005 and ended on September 20, 2005 (such period being the period in which Beech was an S corporation) multiplied by an assumed federal income tax rate of twenty percent (20%); or (C) One Million Dollars ($1,000,000) (such amount, the “Option Escrow Payment”).

(ii) On the Termination Date, the Escrow Agent shall distribute to the Stockholders and Former Optionholders, on a proportional basis consistent with Section 3.1 and Section 3.2, any remaining portion of the Option Escrow Payment, plus any interest accrued on such remaining portion.

(iii) “Option Refund” shall mean the portion of any refund of federal income Tax with respect to the 2004 FIT Year resulting from the carryback of the Short Period NOL to the extent attributable to compensation deductions incurred by Beech from the cancellation of the Options.

7.10. Paid Time Off Information. Beech shall deliver to Buyer within fifteen (15) days following the Closing Date, a list of all employees with accrued paid time off as of the Closing, which list shall set forth how much paid time off has accrued to each such employee as of the Closing.

7.11. Beech Post-Closing Deliverables. Beech shall use commercially reasonable efforts to promptly obtain and deliver to Buyer: (i) the stock certificate(s) representing the outstanding shares of Beech California (the “Beech California Certificate”) held by Comerica Bank; (ii) the NYC Consent (as defined in Section 8.2(a)) within fifteen (15) days after the Closing Date; and (iii) the Good Standings (as defined in Section 8.2(a)) within (15) days after the Closing Date.”

17. Section 8.2(a) of the Merger Agreement shall be amended to add the following to the end of the last sentence of Section 8.2(a).

“Buyer hereby waives the following conditions to Closing: (i) the third-party approval for assignment of the Lease Agreement dated as of June 11, 2001, as amended, between New 24 West 40th St. LLC and Beech (the “NYC Consent”); (ii) obtaining good standing certificates for Healthcare Decisions International, Inc., a California corporation and Medical Data Management, a California corporation (the “Good Standings”); and (iii) delivery of the Beech California Certificate.”

18. Article X of the Merger Agreement shall be amended as follows:

(a) Section 10.1(a) of the Merger Agreement is hereby deleted and amended in its entirety to read as follows:

“(a) No representations, warranties or agreements to be made or performed on or prior to the Closing Date and contained herein shall survive beyond the Effective Time except that (i) the agreements contained in Sections 3.1, 3.2, 3.3, 3.4, 3.5, 3.7, 3.9, 7.3, 7.4, 7.5, 7.6, 7.7, 7.9, 7.10, 7.11 and 9.2 and Articles X and XI hereof shall survive beyond the Effective Time and (ii) the representations and warranties and other agreements of Buyer and Beech in this Agreement to be made or performed on or prior to the Closing Date shall survive beyond the Effective Time for one year following the Effective Time (the “Termination Date”).”

(b) Section 10.1(c) of the Merger Agreement is hereby deleted and amended in its entirety to read as follows:

“(c) By a Stockholder’s vote to approve this Agreement or to surrender his or her Certificate(s) evidencing Beech shares at Closing and by a Former Optionholder’s execution and delivery of a Cancellation Agreement to Buyer, each Stockholder (other than Stockholders who have perfected dissenter rights under the GCL) and each Former Optionholder agrees that an amount equal to seven and one-half percent (7.5%) of the Purchase Price shall be placed in the Indemnification Escrow provided for in an Escrow Agreement to be entered into, as of the Effective Time, between Buyer, Beech and the Escrow Agent, in the form of Exhibit “A” attached hereto. The Escrow Agent is hereby authorized from time to time to transfer all or any portion of the amounts so deposited in satisfaction of the indemnity obligation as contemplated in the Escrow Agreement.”

(c) Section 10.1(d) of the Merger Agreement is hereby deleted and amended in its entirety to read as follows:

“(d) If any Indemnitee shall have any liquidated claim of indemnification pursuant to subparagraph (b) above, it shall promptly request that Buyer give written notice thereof to the Representative (as defined in subparagraph (h) below) and the Escrow Agent, including a brief description of the facts upon which such claim is based and the amount thereof. Any Indemnitee may also request that Buyer provide written notice to the Representative and the Escrow Agent of any unliquidated claim of indemnification pursuant to subparagraph (b) above, including a brief description of the facts upon which such claim is based and a demand for a reserve amount to be created in respect of such claim. Any claim made by any Indemnitee for Losses that are unliquidated shall not be paid but funds equal to such claim shall be held in the Indemnification Escrow until such Losses are fully liquidated. Notwithstanding the foregoing, no amount will be delivered to an Indemnitee pursuant to a written claim notice (with respect to either a liquidated or unliquidated claim) pursuant to subparagraph (b) above unless and only to the extent that the aggregate amount of Losses sustained by the Indemnitees as a group and as to which written claim notices have been given

(other than Indemnitee’s reasonable legal fees and expenses with respect to any such claim and Losses caused by a breach or nonfulfillment by Beech of any of its covenants, agreements, obligations, representations or warranties set forth in Sections 3.2, 5.2, 6.1(b), 6.1(c)(i)-(vii), 6.1(c)(ix), 6.3 or 6.9) exceeds One Million Dollars ($1,000,000) (taking into account any reduction of prior noticed claims resulting from the dispute resolution procedures of subparagraph (e) below) at which point the Indemnitees shall be entitled to receive the aggregate Losses in excess of One Million Dollars ($1,000,000). Notwithstanding anything to the contrary in this Agreement, the aggregate liability of the Stockholders and Former Optionholders for Losses under the Agreement shall not exceed an amount equal to (i) seven and one-half percent (7.5%) of the Purchase Price (plus any interest accrued thereon, plus the Option Escrow Payment and any interest accrued thereon) plus (ii), if the aggregate amount of all Losses indemnifiable by Stockholders and Former Optionholders (including, without limitation, the aggregate amount of Indemnitee’s total reasonable legal fees and expenses related thereto) exceeds seven and one-half percent (7.5%) of the Purchase Price (plus any interest accrued thereon, plus the Option Escrow Payment and any interest accrued thereon), the lesser of (A) the total amount of such excess, or (B) the sum of (1) the aggregate amount of Indemnitee’s reasonable legal fees and expenses and (2) all Losses caused by a breach or nonfulfillment by Beech of any of its covenants, agreements, obligations, representations or warranties set forth in Sections 3.2, 5.2, 6.1(b), 6.1(c)(i)-(vii), 6.1(c)(ix), 6.3 or 6.9.”

(d) Sections 10.1(e), 10.1(g), 10.2, 10.5(a) and 11.1 of the Merger Agreement shall be amended to replace each instance of “Stockholders” with “Stockholders and Former Optionholders”.

(d) Section 10.1(f) of the Merger Agreement is hereby deleted and amended in its entirety to read as follows:

“(f) On the Termination Date, the Escrow Agent shall distribute to the Stockholders and Former Optionholders on a proportional basis consistent with Sections 3.1 and 3.2(b) all remaining amounts in the Indemnification Escrow (including the Option Escrow Payment) less an amount equal to the dollar amount of all claims pursuant to subparagraph (d) above that are still in process of resolution pursuant to subparagraph (d) above. No new claims may be brought under this Section 10.1 after the Termination Date with respect to representations and warranties to be made on or prior to the Closing Date hereunder or agreements to be performed prior to the Closing Date hereunder.”

(e) Section 10.1(h) and the paragraph following Section 10.1(h) are hereby deleted and amended in their entirety to read as follows:

“(h) As of the Effective Time of the Merger, (i) the Stockholders shall, by virtue of the approval of this Agreement by the requisite vote of the Stockholders, and (ii) the Former Optionholders shall, by virtue of their execution and delivery of the Cancellation Agreement to Buyer, be deemed, for themselves and their heirs and representatives and successors, to have constituted and appointed, effective from the Effective Time, Norman H. Werthwein, as their agent and attorney-in-fact (the “Representative”) to take all action required or permitted under the Indemnification Escrow as provided in the Escrow Agreement or herein with respect to the interests and rights of the Stockholders and Former Optionholders. In the event of the death, physical or mental incapacity or resignation of the Representative a replacement Representative shall be appointed as provided in the Escrow Agreement.

In taking any action whatsoever hereunder, the Representative shall be protected in relying upon any notice, paper or other document reasonably believed by him to be genuine, or upon any evidence reasonably deemed by them to be sufficient. The Representative may consult with counsel in connection with his duties hereunder and shall be fully protected in any act taken, suffered or permitted by him in good faith or in accordance with the advice of counsel. The Representative shall not be liable to the Stockholders or Former Optionholders for the performance of any act or the failure to act so long as he acted or failed to act in good faith within what he reasonably believed to be the scope of his authority and for a purpose which he reasonably believed to be in the best interests of the Stockholders and Former Optionholders.”

19. Section 5.2 of the Beech Street Corporation Disclosure Schedules shall be modified to add the following:

“Beech Street Corporation, a California corporation 1,000 shares”

20. Schedule 5.9 of the Beech Street Corporation Disclosure Schedules shall be modified to add the following:

“Beech Street Corporation 1999 Stock Incentive Plan

Beech Street Corporation 1994 Restated Stock Incentive Plan

Capp Care, Inc. 1988 Stock Option Plan and 1988 Nonstatutory Stock Option Plan

1998 Stock Option Plan of Capp Care, Inc.”

21. Exhibits “B” and “C,” and Schedule 3.9, to this Amendment shall be added to the Merger Agreement as Exhibits “B” and “C,” and Schedule 3.9, thereto.

22. Except as otherwise provided in this Amendment, the Merger Agreement shall remain in full force and effect.

23. This Amendment may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

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IN WITNESS WHEREOF, each Company has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the date first above written.

CONCENTRA OPERATING CORPORATION,
a Nevada corporation

By:	/s/ Richard A. Parr II
Name:	Richard A. Parr II
Title:	Executive Vice President

ISLAND ACQUISITION CORP.,
a Delaware corporation

By:	/s/ Richard A. Parr II
Name:	Richard A. Parr II
Title:	Executive Vice President

BEECH STREET CORPORATION,
a Delaware corporation

By:	/s/ William E. Hale
Name:	William E. Hale
Title:	President & CEO